                                                                    Exhibit 12-B

                        Delmarva Power & Light Company

          Ratio of Earnings to Fixed Charges and Preferred Dividends
                            (Dollars in Thousands)

                                           12 Months
                                             Ended
                                           March 31,                            Year Ended December 31,
                                                          ---------------------------------------------------------------------
                                             1998             1997          1996          1995          1994          1993
                                       ------------------ ------------- ------------- ------------- ------------- -------------
Net income                                      $75,060       $105,709      $116,187      $117,488      $108,310      $111,076
                                       ------------------ ------------- ------------- ------------- ------------- -------------

Income taxes                                     51,782         72,155        78,340        75,540        67,613        67,102
                                       ------------------ ------------- ------------- ------------- ------------- -------------

Fixed charges:
    Interest on long-term debt
      including amortization of
      discount, premium and
      expense                                    79,587         78,350        69,329        65,572        61,128        62,651
    Other interest                               12,562         12,835        12,516        10,353         9,336         9,245
    Preferred dividend require-
      ments of a subsidiary
      trust                                       5,687          5,687         1,390           -             -             -
                                       ------------------ ------------- ------------- ------------- ------------- -------------
      Total fixed charges                        97,836         96,872        83,235        75,925        70,464        71,896
                                       ------------------ ------------- ------------- ------------- ------------- -------------

Nonutility capitalized interest                    (132)          (208)         (311)         (304)         (256)         (246)
                                       ------------------ ------------- ------------- ------------- ------------- -------------

Earnings before income taxes
    and fixed charges                          $224,546       $274,528      $277,451      $268,649      $246,131      $249,828
                                        =================  ============  ============  ============  ============  ============

Fixed charges                                  $ 97,836       $ 96,872      $ 83,235      $ 75,925      $ 70,464      $ 71,896

Preferred dividend requirements                   7,371          7,556        14,961        16,185        15,948        14,803
                                       ------------------ ------------- ------------- ------------- ------------- -------------

                                               $105,207       $104,428       $98,196       $92,110       $86,412       $86,699
                                        =================  ============  ============  ============  ============  ============

Ratio of earnings to fixed charges
    and preferred dividends                        2.13           2.63          2.83          2.92          2.85          2.88

For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, plus the interest factor associated with the Company's major leases, and one-third of the remaining annual rentals. Preferred dividend requirements represent annualized preferred dividend requirements multiplied by the ratio that pre-tax income bears to net income.

                                     -19-